Exhibit 10.4

LEASE

[BASE YEAR 2017]

300 LINDENWOOD DRIVE, MALVERN, PA 19355

BASIC LEASE INFORMATION

Lease Reference Date:	January 1, 2017

Tenant:	PQ CORPORATION, a Pennsylvania corporation

Tenant’s Address:	PQ Corporation 300 Lindenwood Drive Malvern, PA 19355 Attn: William Sichko Email: Bill.Sichko@pqcorp.com with a copy to:

PQ Corporation 300 Lindenwood Drive Malvern, PA 19355 Attn: Joseph Koscinski Email: joe.koscinski@pqcorp.com

Landlord:	THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership

Landlord’s Address:	c/o TA Realty LLC 28 State Street, 10th Floor Boston, Massachusetts 02109 Attn: Asset Manager

Premises:	All of the leasable space within the building (the “Building”) consisting of approximately 33,000 rentable square feet, whose street address is 300 Lindenwood Drive, Malvern, PA 19355 and the land located under the Building (the “Land”). The Building is located in the complex known as Valleybrooke Office Park, Malvern, PA (the “Complex”). The rentable square footage of the Premises and the Building have been agreed to by Tenant and Landlord for all purposes and are not subject to further adjustment between the parties except as provided in Sections 14 and 15. Tenant expressly waives any right to challenge such calculation except as provided in Sections 14 and 15.

Term:	Effective as of January 1, 2017, (such date being the “Commencement Date”), and ending at 5:00 p.m. on April 30, 2025, subject to extension, adjustment or earlier termination as set forth in the Lease (the “Term”). The period of January 1, 2017 through April 30, 2025 being referred to as the initial Term.

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Basic Rental:

Months	Annual Rate Per R.S.F.*	Monthly Amount*
1/1/17 - 12/31/17	$22.75	$62,562.50
1/1/18 - 12/31/18	$23.25	$63,937.50
1/1/19 - 12/31/19	$23.75	$65,312.50
1/1/20 - 12/31/20	$24.25	$66,687.50
1/1/21 - 12/31/21	$24.75	$68,062.50
1/1/22 - 12/31/22	$25.25	$69,437.50
1/1/23 - 12/31/23	$25.75	$70,812.50
1/1/24 - 12/31/24	$26.25	$72,187.50
1/1/25 - 4/30/25	$26.75	$73,562.50

* Landlord hereby abates the first five (5) consecutive full monthly installments of Basic Rental commencing on the Commencement Date (such period being the “Abatement Period”); provided that during the Abatement Period and continuing until Landlord’s Work and the Tenant Improvements are substantially complete, Tenant shall pay (i) all electricity for the Premises and all Janitorial Costs (without a Janitorial Stop during the Abatement Period only) for the portion of the Premises to which janitorial services are provided, and (ii) the Snow Excess accruing during such period based on the portion of the Premises being occupied. If an Event of Default occurs during the Abatement Period, any remaining Basic Rental abatement shall cease from the date of such Event of Default, and Tenant shall immediately pay to Landlord the unamortized portion of all sums previously abated hereunder.

Security Deposit:	None.

Rent:	Basic Rental, Basic Cost Excess, Janitorial Excess and Snow Excess and all other sums that Tenant may owe to Landlord under the Lease; provided however, if Tenant elects to perform its own janitorial services then “Rent” shall not include the Janitorial Excess.

Permitted Use:	General office purposes.

Base Year:	2017 for the Basic Cost Excess.

Snow Stop:	$0.25 per rentable square feet per annum.

Janitorial Stop:	$1.00 per rentable square feet per annum (prorated, as appropriate, if janitorial is not provided to the entire Premises for the entire calendar year 2017).

Electrical Costs:	Tenant shall contract and timely pay the utility supplier for all electricity.

Initial Liability
Insurance Amount:	$3,000,000

AS-IS:	Tenant accepts the Premises in its “AS-IS” condition on the date that this Lease is entered into and acknowledges that Landlord has no obligation to pay or reimburse Tenant for, or otherwise make, any improvements, alterations or additions to the Premises, except as expressly set forth in this Lease, including, but not limited to Sections 8(e) and 8(f) and Exhibits H-1 and H-2 attached hereto.

Renewal Option:	As set forth on Exhibit F.

Termination Option:	As set forth on Exhibit G.

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Temporary Swing Space:	Notwithstanding anything in this Lease to the contrary, from the date Landlord obtains and delivers to Tenant the Certificate of Occupancy for Tenant to occupy the Temporary Swing Space and continuing through the first to occur of: (a) seven (7) full calendar months after such date or (b) the date Landlord’s Work and the Tenant Improvements are substantially complete (the “Swing Space Period”), Landlord licenses to Tenant, and Tenant licenses from Landlord, approximately 18,500 rentable square feet to be designated by Landlord and mutually agreed to by Tenant within the building located at 100 Lindenwood Drive, Malvern, Pennsylvania (the “Temporary Swing Space”). Tenant accepts the Temporary Swing Space in its condition as of the Commencement Date, subject to all applicable laws, ordinances, and regulations; provided that the Temporary Swing Space shall be delivered broom clean and with all holes in the walls repaired (whether created by removal of a doorway or otherwise). Landlord shall apply for a temporary certificate of occupancy for the Temporary Swing Space within two (2) business days after the date of full lease execution by both parties, and shall thereafter diligently pursue obtaining such temporary certificate of occupancy. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Temporary Swing Space for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Temporary Swing Space is suitable for Tenant’s intended purposes. Tenant’s license of the Temporary Swing Space shall be subject to (and, during the Swing Space Period, Tenant must comply with) all of the terms and provisions of this Lease, except Tenant shall have no obligation to pay Basic Rental for the Swing Space (except as hereafter provided) during the Swing Space Period, but shall timely vacate and surrender the Temporary Swing Space at the end of the Swing Space Period, failing which, Tenant shall be in hold over as to the Temporary Swing Space and Tenant must pay (1) during the first thirty (30) days after the end of the Swing Space Period, Basic Rental for the Temporary Swing Space calculated using the Basic Rental rate for the Premises, pro-rated on a per diem basis for each day after the end of the Swing Space Period when Tenant has not vacated and surrendered the Temporary Swing Space; and (2) after the first thirty (30) days after the end of the Swing Space Period, Basic Rental for the Temporary Swing Space at 150% of the rate then in effect for the Premises and Landlord may also pursue a confession of judgment solely for possession of the Temporary Swing Space and not any other damages or remedies, pursuant to the Lease or at law, in equity or otherwise. Landlord acknowledges and agrees that (a) the foregoing shall be Landlord’s exclusive remedies if Tenant fails to vacate the Temporary Swing Space and (b) Tenant shall not be liable for any special consequential, indirect, exemplary or punitive damages. Landlord shall provide janitorial services for the Temporary Swing Space. Tenant shall be responsible to reimburse Landlord for all Janitorial Costs (without a Janitorial Stop) for the Temporary Swing Space and the Snow Excess based upon the square footage of the Temporary Swing Space. Prior to the expiration of the Swing Space Period, Tenant shall remove all furniture, fixtures, equipment and wiring installed by Tenant and repair all damages caused by such removal and restoration. Tenant shall return the Temporary Swing Space to Landlord in good and broom clean condition, ordinary wear and tear excepted. If substantial completion of Landlord’s Work and the Tenant Improvements are delayed and cannot be completed within the Swing Space Period due to a force majeure, contractor delay or Landlord’s delay or for any other reason, excluding a Tenant Delay, the Swing Space Period shall automatically be extended until Landlord’s Work and the Tenant Improvements are substantially complete.

[SIGNATURES FOLLOW ON NEXT PAGE]

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The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. To the fullest extent possible, the terms and provisions of the Basic Lease Information and the Lease shall be read together so that the terms and provisions of the Basic Lease Information do not conflict with the terms and provisions of the Lease; provided, however, if any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:				TENANT:

THE REALTY ASSOCIATES FUND X, L.P.,				PQ CORPORATION,
a Delaware limited partnership				a Pennsylvania corporation

By:	Realty Associates Fund X, LLC,
	a Delaware limited liability company, its general partner			By:	/s/ Joseph S. Koscinski
				Name:	Joseph S. Koscinski
	By:	TA Realty LLC,		Title:	Vice President and General Counsel
a Massachusetts limited liability company, its manager

		By:	/s/ Heather Hohenthal
		Name:	Heather Hohenthal
		Title:	Regional Director

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TABLE OF CONTENTS

1. DEFINITIONS AND BASIC PROVISIONS		1

2. LEASE GRANT		1

3. TERM		1

4. RENT		1

a.	Payment	1
b.	Excesses	2
c.	Basic Cost Definition	2
d.	Annual Cost Statement	4
e.	Audit	4
f.	Electrical Costs	5
g.	Basic Cost Cap	5

5. DELINQUENT PAYMENT; HANDLING CHARGES		6

6. INTENTIONALLY DELETED		6

7. NO LIABILITY FOR UTILITY INTERRUPTION		6

a.	NO LIABILITY	6
b.	Excess Utility Use	6

8. IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE		7

a.	Improvements; Alterations	7
b.	Repairs; Maintenance	7
c.	Performance of Work	8
d.	Mechanic’s Liens	8
e.	Mandatory Roof Replacement	8
f.	Mandatory HVAC Replacement	9
g.	Landlord’s Repair and Maintenance	9
h.	Supplemental HVAC	9
i.	Janitorial Services	9
j.	Landlord’s Work and Tenant Improvements	9

9. USE		10

10. ASSIGNMENT AND SUBLETTING		10

a.	Transfers; Consent	10
b.	Standards for Approval	11
c.	Leveraged Buyout	11
d.	Cancellation	11
e.	Additional Compensation	11
f.	Affiliate Transfers	12

11. INSURANCE; WAIVERS; SUBROGATION; INDEMNITY		12

a.	Insurance	12
b.	Waiver; No Subrogation	13
c.	Indemnity by Tenant	13
d.	Indemnity by Landlord	14

12. SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE		14

a.	Subordination	14
b.	Attornment	14
c.	Notice to Landlord’s Mortgagee	15
d.	SNDA	15

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13. RULES AND REGULATIONS		15

14. CONDEMNATION		15

a.	Taking - Landlord’s and Tenant’s Rights	15
b.	Taking - Landlord’s Rights	16
c.	Award	16

15. FIRE OR OTHER CASUALTY		16

a.	Repair Estimate	16
b.	Landlord’s and Tenant’s Rights	16
c.	Landlord’s Rights	16
d.	Repair Obligation	17
e.	Last Six (6) Months of the Lease	17
f.	Timing of Restoration	17

16. TAXES		17

17. EVENTS OF DEFAULT		17

18. REMEDIES		18

19. PAYMENT BY TENANT; NON-WAIVER		19

a.	Payment by Tenant	19
b.	No Waiver	19
c.	Reletting	19

20. INTENTIONALLY DELETED		19

21. SURRENDER OF PREMISES		20

22. HOLDING OVER		20

23. CERTAIN RIGHTS RESERVED BY LANDLORD		20

24. INTENTIONALLY DELETED		21

25. ENVIRONMENTAL REQUIREMENTS		21

a.	General	21
b.	Indemnity	21
c.	Assessments	22
d.	Landlord’s Obligations	22

26. MISCELLANEOUS		22

a.	Landlord Transfer	22
b.	Landlord’s Liability	22
c.	Force Majeure	23
d.	Brokerage	23
e.	Estoppel Certificates	23
f.	Notices	23
g.	Severability	23
h.	Amendments; and Binding Effect	24
i.	Quiet Enjoyment	24
j.	Intentionally Deleted	24
k.	Captions	24
l.	No Merger	24
m.	No Offer	24
n.	Exhibits	24
o.	Entire Agreement	24

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p.	Relationship of Parties	24
q.	Confidentiality	24
r.	Governing Law	25
s.	Authority	25
t.	Time of Essence	25
u.	Waiver of Trial By Jury	25
v.	No Recording by Tenant	25
w.	OFAC	25
x.	Security Measures	26
y.	Tenant Access	26
z.	Landlord’s Right to Perform Tenant’s Duties	26
aa.	NOTICE OF INDEMNIFICATION	26
bb.	Financial Statements	26
cc.	Abatement Personal	26
dd.	NO CONSEQUENTIAL DAMAGES	26
ee.	Generator	27
ff.	Counterparts	27

EXHIBITS

Exhibit A –	Outline of the Premises
Exhibit B –	Building Rules and Regulations
Exhibit C –	Parking
Exhibit D –	Pennsylvania Rider
Exhibit E –	Intentionally Omitted
Exhibit F –	Renewal Option
Exhibit G –	One-Time Termination Option
Exhibit H-1 –	Work Letter
Exhibit H-2 –	Completed by Landlord
Exhibit I –	Emergency Generator

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LEASE

THIS LEASE AGREEMENT (this “Lease”) has a reference date of January 1, 2017, between THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership (“Landlord”), and PQ CORPORATION, a Pennsylvania corporation (“Tenant”).

DEFINITIONS AND BASIC PROVISIONS

1. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

LEASE GRANT

2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Except with respect to any obligations of Landlord expressly provided in this Lease, including, but not limited to Sections 8(e) and 8(f) and Exhibits H-1 and H-2, Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, and regulations. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. The taking of possession of the Premises shall be conclusive evidence that Tenant has inspected and accepts the Premises and that the Premises were in good condition at the time possession was taken except with respect to the obligations of Landlord expressly provided in this Lease, including, but not limited to Sections 8(e) and 8(f) and Exhibits H-1 and H-2. Except as expressly provided in this Lease, in no event shall Landlord be liable for any defects in the Premises or for any limitation on its use.

TERM

3. If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. Landlord and Tenant acknowledge and agree that Tenant is currently occupying the Premises pursuant to that certain Lease (as amended from time to time, the “Existing Lease”) dated August 31, 2007 between Tenant, as tenant, and Landlord, as successor in interest to landlord thereunder. Effective as of the Commencement Date, the Existing Lease shall be deemed terminated, and neither Landlord nor Tenant shall have any obligations thereunder except to the extent accruing prior to the Commencement Date or expressly surviving the expiration of the Lease.

RENT

4. a. Payment. Tenant shall timely pay to Landlord the Basic Rental and all additional sums to be paid by Tenant to Landlord under this Lease, including the amounts set forth in Section 4.b. and Section 4.c., without deduction or set off (except as expressly provided in this Lease, including in connection with the Temporary Swing Space, or in Section 14 or Section 15), at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental shall be payable monthly in advance. The first monthly installment of Basic Rental shall be payable on the day after the Abatement Period so that Tenant is not entitled to more than five (5) total months of abatement; thereafter, monthly installments of Basic Rental shall be due on the first day of the next full calendar month after the Abatement Period and continuing on the first day of each succeeding calendar month during the Term. Basic Rental for any fractional month immediately following the Abatement Period shall be prorated based on 1/365 of the current annual Basic Rental for each day of the partial month this Lease is in effect, and shall be due on the day after the Abatement Period. Notwithstanding anything contained herein to the contrary, Landlord acknowledges and agrees that Tenant shall be entitled to a credit in an amount equal to any Rent (as defined in the Existing Lease) paid by Tenant to Landlord pursuant to the Existing Lease (but less the Janitorial Costs Tenant is required to pay (and has not yet paid) for the portion of the Premises for which janitorial services are provided and the Temporary Swing Space) for the period commencing on the Commencement Date through the date of Lease execution (including but not limited to January 2017 and February 2017 installments of Fixed Annual Rent as defined in the Existing Lease) (“Rent Credit”). The Rent Credit shall be credited against the first monthly installment of Basic Rental and to each subsequent installment of Basic Rental until the Rent Credit has been fully applied and reduced to zero.

b. Excesses. Commencing on January 1, 2018, Tenant shall pay an amount (per each rentable square foot in the Premises) equal to the difference between the actual Basic Cost per rentable square foot in the Building in the applicable calendar year and the actual Basic Cost per rentable square foot in the Building incurred during the Base Year (“Basic Cost Excess”). In addition, commencing on the Commencement Date, Tenant shall pay an amount (per each rentable square foot in in the Premises) equal to (i) all costs which Landlord incurs in connection with snow and ice removal for the parking areas and sidewalks associated with the Building (“Snow Removal Cost”) that exceed $0.25 per rentable square foot per annum (“Snow Excess”), plus (ii) if Tenant does not elect to provide its own janitorial services as provided in Section 8.i, all costs which Landlord incurs in connection with performing janitorial services excluding the cost of all cleaning supplies which Tenant shall provide, at Tenant’s cost, for the Premises (“Janitorial Costs”) for the Building that exceed $1.00 per rentable square foot per annum (prorated, as appropriate, if janitorial is not provided to the entire Premises for the entire calendar year 2017) (“Janitorial Excess”; the Basic Cost Excess, Snow Excess and Janitorial Excess (if applicable) are each an “Excess” and collectively, the “Excesses”). Landlord may collect the amount for any Excess in a lump sum, to be due within thirty (30) days after Landlord furnishes to Tenant the Annual Cost Statement (defined below). Alternatively, Landlord may make a good faith estimate for any Excess to be due by Tenant for any calendar year or part thereof during the Term, and, unless Landlord delivers to Tenant a revision of such estimated Excess, Tenant shall pay to Landlord, on the first day of each calendar month, an amount equal to the estimated Excess for such calendar year or part thereof divided by the number of months in such calendar year during the Term. From time to time during any calendar year, Landlord may estimate and re-estimate any Excess to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant; provided that Landlord shall not estimate or re-estimate any Excess more than once in any calendar year. Thereafter, the monthly installments for the estimated or re-estimated Excess payable by Tenant shall be appropriately adjusted in accordance with the estimation or re-estimation so that, by the end of the calendar year in question, Tenant shall have paid the applicable Excess as estimated or re-estimated by Landlord. Any amounts paid based on such an estimate or re-estimate shall be subject to adjustment pursuant to Section 4.d. when the actual Basic Cost, Snow Removal Cost and Janitorial Cost, as applicable, are available for each calendar year.

c. Basic Cost Definition. For the purposes of this Lease, the term ”Basic Cost” shall mean all expenses and disbursements of every kind (subject to limitations and excluding the exclusions set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Building (including the associated parking facilities), pro-rated as provided in Sections 4.h. and 4.i., as applicable, determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:

(i) Wages and salaries (including management fees, not to exceed five percent (5%) of gross revenues of the Building for the applicable calendar year) of all employees engaged in the operation, repair, replacement, and maintenance, and security (if reasonably necessary) of the Building, including taxes, insurance and benefits relating thereto pro-rated to the extent such employees are engaged in operation, repair, replacement, maintenance and security of other buildings in addition to the Building (by way of example, the engineer for the Complex bills time to each building in the Complex based on the number of calls and the amount of time spent in each such building within the Complex);

(ii) All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building;

(iii) Annual cost of all capital improvements made to the Building which although capital in nature can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made to the Building in order to comply with any law promulgated by any governmental authority not in effect as of the Commencement Date, but only to the extent of the amortized cost of such improvement over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(iv) Cost of all electricity, water and other utilities for the Building, other than the cost of utilities directly reimbursed to Landlord (i.e., through submeters or comparable devices) or paid directly to utility providers by the Building’s tenants;

(v) Cost of any insurance or insurance related expense applicable to the Building and Landlord’s personal property used in connection therewith;

(vi) All taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), and the grounds, parking areas, driveways, and alleys on the Land, including, without limitation, margin taxes, excluding, however, federal and state taxes on income, inheritance taxes, gift taxes, excise taxes, transfer taxes, profit taxes (except as provided in this Lease), late payment charges and levies (collectively, “Taxes”). If the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Land or Building, there is levied on Landlord a capital tax directly on the rents received therefrom (as opposed to real property taxes) or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof;

(vii) Cost of repairs, replacements, and general maintenance of the Building, including repair and general maintenance of the roof, foundation and exterior walls of the Building; and

(viii) Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window cleaning, and elevator maintenance).

Notwithstanding anything to the contrary contained herein, the following are expressly excluded from the definition of the term “Basic Cost” (1) capital improvement costs made to the Building, other than capital improvements described in subparagraph (iii) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (2) repair, replacements and general maintenance costs paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; (3) interest, amortization or other payments on loans of Landlord; (4) depreciation costs of the Building and Landlord’s personal property; (5) leasing commissions, marketing costs, lease takeover costs, moving costs and other costs incurred solely in order to lease space in the Building; (6) legal fees and expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., Tax disputes); (7) costs for renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (8) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building; (9) rent or other costs for any ground leases affecting the Building; (10) costs for services provided by Landlord’s affiliates to the extent in excess of that which would be incurred in an arms-length transaction; (11) all costs and expenses associated with the replacement of the roof, roof membrane or the two (2) existing thirty-three ton HVAC roof top units serving the Building, provided that Basic Costs shall include the cost of labor incurred to replace individual components of the HVAC units and all other mechanical, electrical and plumbing systems; (12) costs and expenses for items and services for which Tenant reimburses and directly pays to Landlord or directly pays third party providers; (13) the cost of repairs or other work occasioned by fire, windstorm or other insured casualty not by the exercise of eminent domain to the extent of the insurance proceeds or the condemnation awards received therefore; (14) Snow Removal Costs and Janitorial Costs, which shall be invoiced and reconciled separate and apart from Basic Cost; and (15) the cost of Landlord’s Work and the Tenant Improvement Allowance.

d. Annual Cost Statement. Within 120 days after the expiration of each calendar year, or as soon as reasonably practicable but in no event more than one (1) year after each calendar year, Landlord shall furnish to Tenant a statement of Landlord’s itemized actual Basic Cost, Snow Removal Cost and Janitorial Cost and the amount of the applicable Excess (the “Annual Cost Statement”) for the previous year. If Landlord has elected for payments of any Excess to be made monthly in advance based on estimates or re-estimates (as provided in Section 4(b)) and the Annual Cost Statement reveals that Tenant paid more for the applicable Excess in such calendar year to which such statement applies, then Landlord shall promptly credit or reimburse Tenant for such overpayment by Tenant; likewise, if Tenant paid less than the applicable Excess in such calendar year to which the statement applies, then Tenant shall promptly pay Landlord such deficiency. Landlord shall be deemed to have waived any claim it may have to amounts that are not billed to Tenant within two (2) years after the expiration of the calendar year in which they are incurred.

e. Audit. Tenant, at its sole expense, shall have the right, within one hundred twenty (120) days after receiving the Annual Cost Statement for a particular year (“Audit Period”) to review Landlord’s books and records relating to the Basic Cost, Janitorial Cost and Snow Removal Cost for such year if there is a Basic Cost Excess, Janitorial Excess or Snow Removal Excess. Such review shall be conducted only during regular business hours at Landlord’s office and only after Tenant gives Landlord fourteen (14) days prior written notice. Tenant shall deliver to Landlord a copy of the results of such review within the Audit Period if Tenant intends to dispute any Excess. If Landlord and Tenant are not able to agree on the amount of any adjustments to any Excess within thirty (30) days following the delivery of Tenant’s results, Tenant, at its sole cost, may, at its option, hire an independent auditor that is not compensated on a contingency fee basis, or a nationally recognized accounting firm (i.e., a “Top 4” or “Top 5”) which auditor or accounting firm will be mutually and reasonably acceptable to both Landlord and Tenant. The results of such audit shall be binding on the parties. All information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord and/or the Building as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be confidential and governed by Section 26.q. As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed agreement from the auditor selected by Landlord and Tenant in a form reasonably satisfactory to Landlord acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person (i) except upon prior written consent of Landlord and Tenant, which consent may be withheld in such party’s sole discretion or (ii) unless necessary in connection with any litigation between Landlord and Tenant or (iii) unless required by law or court order. If it is ultimately determined that Landlord has overstated any Excess by more than five percent (5%), Landlord agrees to pay the auditor its reasonable fees associated with such audit, not to exceed $5,000.00. If within such one hundred twenty (120) day period Tenant does not give Landlord written notice stating in reasonable detail any objection to the Annual Cost Statement, Tenant shall be deemed to have approved such statement in all respects. No subtenant (except for an Affiliate of Tenant) shall have any right to conduct an audit and no assignee (except for an Affiliate of Tenant) shall conduct an audit for any period during which such assignee was not in possession of the Premises.

f. Electrical Costs. The Premises are separately metered and Tenant has and will continue to maintain a direct contract with the electricity provider. Tenant shall timely pay the cost of all electricity used by the Building directly to the electricity provider (“Electrical Costs”).

g. Basic Cost Cap. Basic Cost is comprised of “Controllable Costs” and “Non-Controllable Costs.” Controllable Costs are those components of Basic Cost that are not related to Taxes, insurance, snow removal, janitorial services, association fees, utilities, force majeure events, costs not within Landlord’s control and/or collectively-bargained union wages. Non-Controllable Costs are those components of Basic Cost that are not Controllable Costs. Notwithstanding any provision of the Lease to the contrary, for the purpose of calculating Basic Cost each year during the initial Term of the Lease, the items of Controllable Costs shall be deemed not to increase more than five percent (5%) per calendar year (determined on a compounding basis throughout the initial Term of the Lease) for each calendar year from and after the Base Year; provided, however, that no item of Basic Cost other than Controllable Costs shall be subject to the foregoing limitation; and provided further, that the percentage increase shall be determined on a cumulative basis such that if the average increase for all expired calendar years and the next calendar year is less than five percent (5%), then the percentage increase for the next calendar year may exceed five percent (5%) so long as the average increase for all expired calendar years and the next calendar year do not exceed five percent (5%) per calendar year. There shall be no cap on Non-Controllable Costs. For avoidance of doubt, the parties acknowledge and agree that the Snow Removal Costs and Janitorial Costs are not capped.

h. Tenant’s Pro-rata Share of the Complex. Landlord separately contracts for services to the buildings within the Complex on a building by building basis. In the event that a contract applies to the entire Complex, Tenant’s pro-rata share shall be the rentable square footage in the Premises divided by the rentable square footage in the Complex. The Complex currently contains 280,414 rentable square feet.

i. Tenant’s Pro-Rata Share - Taxes. Since the Building and Land are currently on a shared tax parcel with the building known as the 200 building within the Complex, Tenant’s pro-rata share of Taxes shall be the rentable square footage in the Premises divided by the rentable square footage in the 200 building. The Tax parcel currently contains 45,600 rentable square feet.

DELINQUENT PAYMENT; HANDLING CHARGES

5. All payments required of Tenant hereunder shall bear interest from the date due (as extended by the notice and cure period set forth in Section 17(a) below) until paid at an interest rate equal to 12% per annum. Alternatively, and in lieu of the foregoing, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

SECURITY DEPOSIT	6. Intentionally deleted.

UTILITY INTERRUPTION AND USE

7. a. NO LIABILITY. INTERRUPTION OR MALFUNCTION OF ANY UTILITY OR TELEPHONE SERVICE AND/OR FAILURE TO MAINTAIN TEMPERATURE OR ELECTRICAL CONSTANCY LEVELS SHALL NOT CONSTITUTE A BREACH BY LANDLORD, NOR SHALL SAME BE DEEMED TO CAUSE AN EVICTION (CONSTRUCTIVE OR ACTUAL) OR DISTURBANCE OF TENANT, NOR SHALL SAME RELEASE TENANT FROM ANY OBLIGATION UNDER THIS LEASE, NOR SHALL SAME GRANT TO OR ENTITLE TENANT TO ANY RIGHT TO OFFSET OR RENT ABATEMENT, AND NEITHER LANDLORD NOR LANDLORD’S AGENTS, REPRESENTATIVES OR EMPLOYEES SHALL BE LIABLE FOR DAMAGES (CONSEQUENTIAL OR OTHERWISE) AS A RESULT OF SUCH INTERRUPTION OR MALFUNCTION. MOREOVER, NO SUCH INTERRUPTION OR MALFUNCTION OF SERVICES OR FAILURE TO MAINTAIN TEMPERATURE OR ELECTRICAL CONSTANCY LEVELS, OR THE RESULTS OR EFFECTS THEREOF, SHALL BE CONSTRUED AS AN EVICTION (CONSTRUCTIVE OR ACTUAL) OF TENANT OR AS A BREACH OF ANY IMPLIED WARRANTY OF SUITABILITY, NOR WILL SAME RELIEVE TENANT FROM THE OBLIGATION TO PERFORM ANY COVENANT OR AGREEMENT HEREIN, AND IN NO EVENT SHALL LANDLORD BE LIABLE FOR DAMAGE AS A RESULT OF ANY SUCH INTERRUPTION OR MALFUNCTION OF SERVICES OR FAILURE TO MAINTAIN TEMPERATURE OR ELECTRICAL CONSTANCY LEVELS. The foregoing does not and shall not relieve Landlord of any express repair, maintenance and replacement obligation in this Lease.

b. Excess Utility Use. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts or otherwise exceeding Building capacity unless approved in advance by Landlord. Landlord shall provide the electrical capacity for the Building to Tenant and Tenant will use the electricity in the Building so as not to exceed the capacity of existing feeders and risers to or wiring in the Building (including any changes to the capacity or wiring resulting from Landlord’s Work or the Tenant Improvements). No machinery or equipment shall be permitted that shall cause vibration, noise or disturbance beyond the Premises. Tenant shall not overload any floor or part thereof in the Premises or the Building, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Except as provided above, this Section 7.b. shall not apply to the Landlord’s Work or the Tenant Improvements.

IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE

8. a. Improvements; Alterations. Improvements and alterations to the Premises shall be installed or made at the expense of Tenant only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld with respect to non-structural improvements or alterations, but in Landlord’s sole discretion with regard to structural improvements or alterations and improvements or alterations to the exterior of the Building; provided, however, notwithstanding anything to the contrary contained herein, Tenant shall have the right without Landlord’s approval to make interior, non-structural alterations or improvements (that do not require work to be performed outside of the Building or do not alter the Building systems) in any calendar year that do exceed $25,000 individually or $35,000 in the aggregate during such calendar year. All improvements or alterations performed by or for Tenant shall be performed in good and workmanlike manner quality. Landlord acknowledges and consents to Tenant’s installation of the IT room/AC equipment and supplemental HVAC equipment so long as Tenant provides Landlord with the specifications for such supplemental HVAC equipment, such supplemental HVAC equipment is installed in accordance with any applicable codes and such supplemental HVAC equipment does not exceed Building system capacities. All improvements and alterations made by or for Tenant shall comply with insurance requirements and with applicable law, ordinances, and regulations, including, without limitation and to the extent applicable, laws and regulations regarding removal or alteration of structural or architectural barriers to handicapped or disabled persons (and Tenant shall construct at its expense any alteration required by such laws or regulations, as they may be amended). Tenant shall not paint or install signs, window or exterior door lettering, or advertising media of any type on the outside of the Building without the prior written consent of Landlord, in Landlord’s sole discretion. Obligations and ownership of alterations, additions, or improvements at surrender shall be governed by Section 21. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for the cost of all work required to comply with the retrofit requirements of the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time, necessitated by any installations, additions, or alterations made in or to the Premises at the request of or by Tenant or by Tenant’s use of the Premises (other than retrofit work whose cost has been particularly identified as being payable by Landlord in an instrument signed by Landlord and Tenant), regardless of whether such cost is incurred in connection with retrofit work required in the Premises or in other areas of the Building. This Section 8.a. shall not apply to the Tenant Improvements which shall be governed by and paid for as provided in Exhibit H-1 and H-2.

b. Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Premises or Land caused by Tenant or Tenant’s agents, employees or representatives. If Tenant fails to make such repairs or replacements (a) immediately, if there is an emergency situation, or (b) within thirty (30) days after Tenant’s actual knowledge or written notice from Landlord regarding the occurrence of such damage (or such longer period if a longer period is needed based on the repair or replacement, but in no event exceeding ninety (90) days). In either such instance, and notwithstanding anything contained in this Lease to the contrary, Landlord may make the same at Tenant’s cost. In lieu of having Tenant repair any such damage to the outside of the Premises, Landlord may repair such damage at Tenant’s cost. The actual cost of any repair or replacement work performed by Landlord under this Section 8.b. shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor including reasonable evidence of the cost of the repair work.

c. Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, Landlord may require Tenant to use Landlord’s third-party contractor if such alteration, physical addition or improvement affects any systems, warranties or structural portions of the Premises or the Building so long as Landlord’s third-party contractor’s cost is not materially higher than the price of an arms-length contractor. If Landlord’s third-party contractor’s cost is materially higher, Tenant shall notify Landlord and the parties shall reasonably cooperate to agree on a solution to insure the warranties remain in effect. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to obtain Landlord’s approval for any contractor performing improvements or alterations for which Tenant is not obligated to obtain Landlord’s consent, but must give Landlord (or its Complex representative/manager) prior notice of the performance of the improvements and alterations and Landlord must be named as an additional insured on such contractor’s insurance policy. The party engaging the contractors and subcontractors shall cause the contractors and subcontractors to add Landlord and Tenant as an additional insured on such contractor’s insurance. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Building’s engineer of record.

d. Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor and reasonable evidence of such payment.

e. Mandatory Roof Replacement. Landlord shall replace the roof of the Building at Landlord’s sole cost and expense on or before the earlier to occur of (a) the end of the fifth (5th) year following the Commencement Date, or (b) a commercially reasonable period of time after the Roof Replacement Condition is satisfied. The “Roof Replacement Condition” shall occur when the costs incurred during the Term to maintain and repair the roof of the Building, including parts and labor, exceed $30,000.00, excluding any damage caused by Tenant. Landlord acknowledges and agrees that the $5,760.00 that has been budgeted for repair and maintenance of the roof during calendar year 2017 shall be applied to and included in the calculation of the Roof Replacement Condition.

f. Mandatory HVAC Replacement. Landlord shall replace the two (2) existing thirty-three ton HVAC roof top units serving the Building (each an “Existing HVAC Unit” and collectively, the “Existing HVAC Units”) at Landlord’s sole cost and expense on or before the end of the fifth (5th) year following the Commencement Date; provided, however, if the HVAC Replacement Condition for an Existing HVAC Unit is satisfied before the end of the fifth (5th) year following the Commencement Date, then Landlord shall replace such Existing HVAC Unit within a commercially reasonable period of time after the HVAC Replacement Condition is satisfied for such Existing HVAC Unit. The “HVAC Replacement Condition” shall occur when the costs incurred during the Term to maintain and repair an Existing HVAC Unit, including parts and labor, exceeds $35,000.00 per unit, excluding damage caused by Tenant. For the avoidance of doubt, the occurrence of the HVAC Replacement Condition with respect to one (1) of the Existing HVAC Units shall not obligate Landlord to replace the Existing HVAC Unit for which the HVAC Replacement Condition has not occurred.

g. Landlord’s Repair and Maintenance. Subject to reimbursement by Tenant as provided in this Lease, in addition to Sections 8.e. and 8.f., Landlord, throughout the Term of this Lease, shall, except to the extent the damage is caused by Tenant or its employees, agents, or representatives: (i) maintain and make all necessary repairs replacements to the structure, footings, foundations, structural steel columns and girders forming a part of the Building; (ii) maintain, repair and replace all HVAC Building systems (except as provided in Section 8.h. below), plumbing, electric and other systems serving the Building, and (iii) maintain and make all necessary repairs and replacements to the Building outside of the Premises and to any Common Areas (including Snow Removal), and (iv) provide janitorial services for the Premises Monday through Friday of each week (excluding all holidays observed in the Commonwealth of Pennsylvania) in accordance with guidelines agreed to by the parties unless Tenant has elected to obtain its own janitorial service as provided in Section 8.i. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Complex that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and Tenant’s respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, parking areas, loading and unloading areas, roadways and sidewalks.

h. Supplemental HVAC. Except for the Tenant Improvements, Tenant shall be liable, at its sole cost and expense, for installing maintaining and replacing all supplemental air conditioning units (excluding the Existing HVAC Units) or other supplemental equipment in the Premises necessary for Tenant’s operation of its business.

i. Janitorial Services. Notwithstanding anything to the contrary contained in this Lease, Tenant may elect to perform its own janitorial services within the interior of the Premises at any point during the Term provided that the scope of services, products and janitorial contractor are all approved by Landlord, such approval not to be unreasonably withheld. If Tenant elects to perform such services, Tenant agrees to provide Landlord with at least one hundred twenty (120) days advance written notice as to a date when Tenant will begin such service. Upon the commencement of such service, Tenant shall not be obligated to pay Landlord the Janitorial Excess.

j. Landlord’s Work and Tenant Improvements. Landlord’s Work and Tenant Improvements shall be governed by Exhibit H-1 and H-2, respectively.

USE

9. Tenant shall use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant’s acts, Landlord’s rate of insurance on the Building or its contents increases, Tenant shall pay to Landlord the amount of such increase on demand. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building. Tenant shall adopt and implement the following guidelines to avoid developing excessive moisture or mold growth: (a) to report any maintenance problems involving water, moist conditions, or mold to the Landlord promptly and conduct its required activities in a manner which prevents unusual moisture conditions or mold growth; (b) to not block or inhibit the flow of return or make-up into the HVAC system; (c) to maintain the suite at a consistent temperature and humidity level to prevent mold, mildew or moisture conditions and otherwise in accordance with the Landlord’s reasonable instructions; (d) to keep the Premises clean, especially in bathrooms, kitchens, janitorial spaces and other spaces with running water, to remove mildew and prevent or correct moist conditions; and (e) to maintain water in all drain traps at all times. Tenant agrees to promptly notify Landlord if Tenant observes mold/mildew and/or moisture conditions (from any source, including leaks) and allow Landlord to evaluate and make recommendations.

ASSIGNMENT AND SUBLETTING

10. a. Transfers; Consent. Except for a Transfer to an Affiliate as provided in Section 10.f., Tenant shall not, without the prior written consent of Landlord (which Landlord agrees will not be unreasonably withheld), (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (ii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iii) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (iv) sublet any portion of the Premises, or (v) grant any license, concession, or other right of occupancy of any portion of the Premises other than to an Affiliate (any of the events listed in clauses (i) through (v) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and other information reasonably necessary to enable Landlord to determine the proposed transferee’s creditworthiness and character. Tenant shall reimburse Landlord for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for its consent to a Transfer, not to exceed $5,000. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder (unless such Transfer is by merger, operation of law or the sale of the stock of Tenant); however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect, as long as such Event of Default remains uncured, directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. If an Event of Default occurs, Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

b. Standards for Approval. It shall be reasonable for Landlord to withhold its consent to any Transfer if (i) there is an Event of Default at the time of the Transfer request or anytime thereafter, but prior to the Transfer, (ii) the financial responsibility (including, without limitation, the fact that the proposed assignee or sublessee is less able financially to pay the Rent under this Lease as and when they are due and payable), nature of business, and character of the proposed transferee are not all reasonably satisfactory to Landlord, (iii) in the reasonable judgment of Landlord the purpose for which the transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or would impose a burden on the parking facilities, elevators, common areas or utilities that is greater than the burden imposed by Tenant, (iv) the proposed transferee is a government entity or quasi governmental entity or agency, (v) the proposed sublease or assignment is for less than the entire Premises or for less than the remaining Term of the Lease, (vi) the Basic Rental payable by the proposed transferee is less than the greater of: (x) the then prevailing fair market rental rate as reasonably determined by Landlord, or (y) the Basic Rental payable by Tenant under the Lease and/or (vii) the Transfer would cause Landlord to be in violation of any of its obligations under another lease or agreement to which Landlord is a party. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent. Landlord shall have no liability for damages to Tenant or to any proposed transferee, and Tenant shall not be permitted to terminate this Lease, if it is adjudicated that Landlord’s consent has been unreasonably withheld and such unreasonable withholding of consent constitutes a breach of this Lease or other duty to Tenant, the proposed transferee or any other person on the part of Landlord. In such event, Tenant’s sole remedy shall be to have the proposed Transfer declared valid as if Landlord’s consent had been given.

c. Leveraged Buyout. The involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, which results or will result in Tenant’s Net Worth (as hereinafter defined) being reduced to below $10,000,000, shall be considered to be an assignment of this Lease by Tenant to which Landlord may reasonably withhold consent.

d. Cancellation. Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to a Transfer, cancel this Lease (or, as to a subletting or assignment, cancel as to the portion of the Premises proposed to be sublet or assigned) as of the date the proposed Transfer was to be effective. If Landlord cancels this Lease as to any portion of the Premises, then (i) this Lease shall cease for such portion of the Premises, (ii) Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer and upon such payment Tenant shall be released from any liability related to the portion of the Premises to which the Lease is no longer effective, and (iii) all Rent due from Tenant to Landlord shall be adjusted to reflect the reduction in the size of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

e. Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of all compensation received by Tenant for a Transfer that exceeds (i) the Basic Rental, plus (ii) Tenant’s share of Excess allocable to the portion of the Premises covered thereby, plus (iii) all costs incurred by Tenant related to such Transfer, including but not limited to, brokerage commissions, alteration and improvement costs for such transferee, reasonable attorney’s fees and credits or abatements given to the transferee.

f. Affiliate Transfers. Notwithstanding anything to the contrary set forth herein, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to an Affiliate without the prior consent of Landlord, if all of the following conditions are first satisfied: (a) Tenant shall give Landlord at least thirty (30) days prior written notice of such assignment or subletting; (b) no Event of Default has occurred and is continuing under this Lease; (c) a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, or a copy of the merger, consolidation or stock purchase agreement, as applicable, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord; (d) the Premises shall continue to be operated solely for the use specified in this Lease; (e) Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including, without limitation, attorneys’ fees, not to exceed $5,000; and (f) the Affiliate remains an Affiliate of Tenant during the Term of this Lease; and (g) the combined Net Worth of the Affiliate and Tenant at the time of such assignment or subletting is equal to or greater than $10,000,000. As used herein, the term “Affiliate” shall mean an entity which (i) directly or indirectly controls the subject party, (ii) is under the direct or indirect control of the subject party, (iii) is under common direct or indirect control with the subject party, (iv) with which the subject party is merged or consolidated, or (v) which acquires all or substantially all of the subject party’s assets or stock. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity. Tenant acknowledges and agrees (and agrees at the time of such assignment or subletting to confirm) that in each instance described above, Tenant shall remain liable for the performance of the terms and conditions of this Lease despite such assignment or subletting. “Net Worth” of Tenant as described in this Lease shall mean the net worth of Tenant determined using audited financial statements prepared using generally accepted accounting principles consistently applied by an independent firm of certified public accountants engaged by Tenant.

INSURANCE; WAIVERS; SUBROGATION; INDEMNITY

11. a. Insurance. Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion based on buildings similar to the Building and uses similar to the Permitted Use, which protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $3,000,000 per occurrence with an “Additional Insured-Managers and Landlords of Premises Endorsement”. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. Tenant shall obtain and keep in force during the Term of this Lease “all risk” extended coverage property insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion based on buildings similar to the Building and uses similar to the Permitted Use. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. Such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage, earthquake damage and flood damage. If this Lease is terminated as the result of a casualty in accordance with Section 15, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord. If insurance proceeds are available to repair the tenant improvements, at Landlord’s option, all insurance proceeds Tenant is entitled to receive to repair the tenant improvements shall be paid by the insurance company directly to Landlord, Landlord shall select the contractor to repair and/or replace the tenant improvements, and Landlord shall cause the tenant improvements to be repaired and/or replaced to the extent insurance proceeds are available. Tenant shall, at all times during the Term hereof, maintain in effect workers’ compensation insurance as required by applicable law and business interruption and extra expense insurance reasonably satisfactory to Landlord. The commercial liability policies shall name Landlord as an additional insured, insure on an occurrence and not a claims-made basis (except the pollution policy may be on a claims-made basis), be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). The pollution insurance shall be on terms and conditions required by owners of buildings similar to the Building and uses similar to the Permitted Uses and reasonably acceptable to Landlord; provided Landlord acknowledges that the pollution insurance Tenant maintained under the Existing Lease is satisfactory to Landlord. Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.

b. Waiver; No Subrogation. Landlord shall not be liable to Tenant or Tenant’s employees, agents, contractors, invitees, subtenants, assignees or those claiming by, through, or under Tenant for any sickness or injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any personal property (each a “Loss”) caused by (i) any condition in the Premises (including mold, mildew and other moisture conditions), (ii) theft, vandalism or criminal acts that occur in the Premises, (iii) any acts or omissions of third parties in the Premises, (iv) Landlord performing repairs or alterations in the Premises or (v) Landlord’s failure to make repairs in the Premises, except the case of each of the foregoing if such Loss is caused by Landlord’s or its representatives, employees or agents gross negligence or misconduct. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant’s waiver, is required to be insured against under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF THE OTHER PARTY CAUSED SUCH LOSS; however, Landlord’s waiver shall not include any deductible on insurance policies carried by Landlord (which shall be part of Basic Cost). Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

c. INDEMNITY BY TENANT. EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LANDLORD OR ITS REPRESENTATIVES, EMPLOYEES OR AGENTS, AND SUBJECT TO SECTION 11.B., TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS LANDLORD AND ITS REPRESENTATIVES, EMPLOYEES AND AGENTS FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, AND EXPENSES (INCLUDING

REASONABLE ATTORNEYS’ FEES) FOR ANY LOSS ARISING FROM ANY OCCURRENCE IN THE PREMISES OR FROM TENANT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS LEASE (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS REPRESENTATIVES, EMPLOYEES OR AGENTS), EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS, AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. THIS INDEMNITY PROVISION IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT AS PROVIDED ABOVE WHEN LANDLORD OR ITS AGENTS ARE JOINTLY, COMPARATIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. THIS INDEMNITY PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, IN NO EVENT SHALL TENANT BE LIABLE OR REQUIRED TO INDEMNIFY LANDLORD FOR ANY CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, AND EXPENSES FROM ANY LOSS OCCURRING OUTSIDE OF THE PREMISES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY TENANT, ITS REPRESENTATIVES, EMPLOYEES, CONTRACTORS OR AGENTS.

d. INDEMNITY BY LANDLORD. SUBJECT TO SECTION 11.B, SECTION 26.B. AND THE TERMS AND CONDITIONS OF THIS LEASE, LANDLORD SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), FOR DAMAGE TO PERSON (INCLUDING DEATH OR INJURY) OR PROPERTY OCCURRING IN THE COMMON AREAS TO THE EXTENT ITS ADJUDICATED THAT SUCH LOSS WAS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF LANDLORD’S REPRESENTATIVES, EMPLOYEES OR AGENTS.

SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE

12. a. Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”), or any ground lease, master lease, or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as “Landlord’s Mortgagee”); provided that Tenant’s agreement in this Section 12.a. is conditioned on any existing or future Landlord’s Mortgagee recognizing the validity of this Lease and Tenant’s right of possession and not disturbing Tenant’s occupancy (collectively, the “Non-Disturbance Condition”). So long as the Non-Disturbance Condition is satisfied, Landlord’s Mortgagee may at any time, without notice to or consent of Tenant, elect to subordinate any such Mortgage or Primary Lease to this Lease.

b. Attornment. So long as the Non-Disturbance Condition is satisfied, Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

c. Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

d. SNDA. As of the Commencement Date, Landlord represents and warrants that there is no Mortgage or Primary Lease encumbering the Building or the Land. In the event Landlord encumbers the Building or the Land with a Mortgage or Primary Lease, Tenant shall have the right to request from Landlord, in writing, that Landlord use commercially reasonable efforts to obtain a subordination and non-disturbance agreement (“SNDA”) from Landlord’s Mortgagee on Landlord’s Mortgagee’s standard form which must provide that (i) so long as Tenant has not committed an Event of Default under the Lease, upon Landlord’s Mortgagee foreclosure of the Premises or termination of the Primary Lease, as applicable, Mortgagee shall not disturb Tenant’s possession or occupancy under Lease and Tenant shall attorn to said Landlord’s Mortgagee, (ii) Landlord’s Mortgagee shall be bound by the Lease and all amendments thereto entered into on or before the date of the SNDA, and (iii) provided Tenant gives Landlord’s Mortgagee written notice of any default by Landlord under the Lease, Landlord’s Mortgagee shall have a reasonable opportunity to perform Landlord’s obligations after the date of such notice. In such case, if Landlord’s Mortgagee denies the SNDA request or does not respond, Landlord shall have no liability for such failure and the terms and conditions of this Section 12 shall continue to apply. Any fee associated therewith shall be at Tenant’s sole cost and expense and Landlord’s request shall be conditioned upon Tenant’s remittance of said fee.

RULES AND REGULATIONS

13. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are provided to Tenant in writing. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION

14. a. Taking - Landlord’s and Tenant’s Rights. If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Landlord may, at its expense, relocate Tenant to office space reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so within sixty (60) days after the Taking. Such relocation may be for a portion of the remaining Term or the entire Term. Landlord shall complete any such relocation within ninety (90) days after Landlord has notified Tenant of its intention to relocate Tenant. If Landlord does not elect to relocate Tenant following such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within ninety (90) days after the Taking, Rent shall be apportioned as of the date of such Taking and the parties shall have no further obligations under the Lease except for provisions that expressly survive termination. If Landlord does not relocate Tenant and Tenant does not terminate this Lease or if such Taking does not prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such

Taking (as determined by Landlord), then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking, and Landlord shall do such work as is reasonably necessary for Tenant to operate in the remaining portion of the Premises provided the cost of such work shall not exceed the amount Landlord receives for the condemnation award.

b. Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within ninety (90) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease then, subject to the rights of Landlord and Tenant in Section 14.a., this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14.a.

c. Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken, and Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

FIRE OR OTHER CASUALTY

15. a. Repair Estimate. If the Premises or the Building are damaged by fire or other casualty or in the event the Premises become untenantable due to the existence of Hazardous Materials not brought upon, stored or released or produced by Tenant in violation of Environmental Requirements, as defined below (each event being deemed a “Damage Event”), Landlord shall, within sixty (60) days after such Damage Event, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Damage Event.

b. Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Building is damaged by a Damage Event such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Damage Event and Landlord estimates that the damage caused thereby cannot be repaired within two hundred seventy (270) days after the Damage Event, then Landlord may, at its expense, relocate Tenant to office space reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so in the Damage Notice. Such relocation may be for a portion of the remaining Term or the entire Term. Landlord shall complete any such relocation within ninety (90) days after Landlord has delivered the Damage Notice to Tenant. If Landlord does not elect to relocate Tenant following such Damage Event, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Landlord does not relocate Tenant and Tenant does not terminate this Lease, then (subject to Landlord’s rights under Section 15.c.) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a proportionate basis from the date of damage until the completion of the repair, unless Tenant intentionally caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

c. Landlord’s Rights. If a Damage Event damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Damage Event to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within sixty (60) days after the Damage Notice has been delivered to Tenant, and all Rent shall be abated as of the date of the Damage Event so long as Tenant did not intentionally cause Damage Event.

d. Repair Obligation. If neither party elects to terminate this Lease following a Damage Event, then Landlord shall, within a reasonable time after such Damage Event, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Damage Event; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Damage Event in question.

e. Last Six (6) Months of the Lease. Without limiting Landlord’s rights under this Section 15, in the event the Premises shall, in Landlord’s reasonable judgment, be substantially damaged due to Damage Event during the last six (6) months of the Term of this Lease, Tenant did not intentionally cause said Damage Event and Tenant has not extended the Term of the Lease, Landlord or Tenant may elect to terminate this Lease effective upon giving notice of such election, in writing, to the other party within thirty (30) days after the occurrence of the Damage Event.

f. Timing of Restoration. If Landlord undertakes restoration of the Premises and Building pursuant to this Section 15, Landlord shall use reasonable diligence in completing such repairs, but if Landlord fails to substantially complete the same within two hundred seventy (270) days from the date of the Damage Event, subject to force majeure events, Tenant may, at its option and as Tenant’s sole remedy, terminate this Lease by written notice given to Landlord within ten (10) days following the expiration of the applicable 270-day period, whereupon both parties shall be released from all further obligations and liability hereunder, other than those expressly surviving termination.

TAXES

16. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable (as described in the foregoing sentence) are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand after written notice to Tenant including evidence of such increase being related to Tenant’s personal property, furniture or fixtures, that part of such taxes for which Tenant is primarily liable hereunder.

EVENTS OF DEFAULT	17. Each of the following occurrences shall constitute an “Event of Default”:

a. Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease when due and the continuance of such failure for a period of five (5) business days; provided, that, in addition to the foregoing cure period, Landlord shall give Tenant written notice of the first failure by Tenant to pay Rent or other sums due to Landlord in any consecutive 12-months of the Term of this Lease and if Tenant fails to cure the same within five (5) business days following the date of Landlord’s notice, such failure shall be an Event of Default;

b. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) days following the date of written notice from Landlord or if such failure cannot be reasonably cured within such 30-day period, such extended period, as shall reasonably be expected to cure the same (but in no event more than 90 days from the date of Landlord’s written notice to Tenant of an Event of Default), provided Tenant commences the cure within the 30-day period and is diligently pursuing the same to completion;

c. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.c., any guarantor of the Tenant’s obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease and such appointment is not vacated within sixty (60) days after appointment; or (iv) for the reorganization or modification of Tenant’s capital structure; and

d. The admission by Tenant in writing that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

For avoidance of doubt, the defined term “Event of Default” includes any applicable notice and cure periods and if Tenant cures the failure or action within the notice and cure period, then such failure or action shall not be an Event of Default.

REMEDIES	18. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

a. Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (i) all Rent accrued hereunder through the date of termination, (ii) all amounts due under Section 19.a., and (iii) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the then-current Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southeast Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

b. Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 19.a., and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the then-current Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use commercially reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises). Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting, provided that Landlord uses commercially reasonable efforts to relet and collect rent as provided in Section 19.c. below. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired then-current Term;

rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18.b. If Landlord elects to proceed under this Section 18.b., it may at any time elect to terminate this Lease under Section 18.a.

c. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

PAYMENT BY TENANT; NON-WAIVER

19. a. Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including standard brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

b. No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term.

c. Reletting. Tenant acknowledges that Landlord has entered into this Lease in reliance upon, among other matters, Tenant’s agreement and continuing obligation to pay all Rent due throughout the Term. Upon Landlord’s termination of this Lease and Tenant’s possession after the occurrence of an Event of Default, to the extent required under then applicable law, Landlord agrees to use commercially reasonable efforts to relet the Premises; provided, however, in connection therewith, Tenant agrees that Landlord has no obligation to: (i) relet the Premises (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant’s use prior to the Event of Default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s parking, HVAC or other facilities; and/or (4) which would involve any use of Hazardous Materials; (ii) divide the Premises, install new demising walls or otherwise reconfigure the Premises to make same more marketable; and/or (iii) relet the Premises, if to do so, Landlord would be required to alter other portions of the Building, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Building operating systems.

INTENTIONALLY DELETED	20. Intentionally deleted.

SURRENDER OF PREMISES

21. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon broom clean and in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage (including a Damage Event) not intentionally caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. At the time of expiration or termination of this Lease, Tenant shall remove (a) all trade fixtures, equipment, wiring, cabling, furniture and the IT room/AC equipment; and (b) such alterations, additions, improvements performed by or for Tenant, as Landlord may request (unless Landlord at the time of such request for approval agrees in writing that Tenant shall not be required to remove such improvement or alteration upon Lease expiration). Tenant shall repair all damage caused by such removal. Notwithstanding the foregoing, Tenant shall not be obligated to remove the Landlord’s Work or the Tenant Improvements completed in accordance with Exhibit H-1 and H-2, attached hereto, unless with respect to Tenant Improvements, Landlord notifies Tenant otherwise in writing at the time such Tenant Improvements are approved in accordance with Exhibit H-2. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 21 shall survive the end of the Term.

HOLDING OVER

22. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, (i) Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Term; and (ii) if Tenant holds over for more than thirty (30) days after the end of the Term, in addition to the amount in (i) above, Landlord shall be entitled to pursue consequential damages, if any, resulting from such hold over but only to the extent the consequential damages relate to the period after the first 30 days of the hold over (and not to the first thirty (30) days of the holdover) and, in addition, Landlord may also pursue a confession of judgment solely for possession of the Premises. Landlord acknowledges and agrees that the damages and remedies in this Section 22 are Landlord’s exclusive damages and remedies for a holdover and Landlord shall not be entitled to any other damages or to pursue any other remedies under this Lease, at law, in equity or otherwise. In addition to and without limiting the foregoing, Landlord acknowledges and agrees that the damages and remedies in this Section shall be Landlord’s exclusive damages and remedies if Tenant fails to vacate the Premises at the end of the Term.

CERTAIN RIGHTS RESERVED BY LANDLORD

23. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s use or occupancy of the Premises, Landlord shall have the following rights (so long as Landlord provides Tenant prior email or oral notice, except in the event of an emergency, in which case, no prior notice is necessary but Landlord shall notify Tenant as soon as reasonably practical):

a. To make inspections and repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof but only to the extent of the rights or obligations of Landlord provided in this Lease; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, and corridors in the Building; to temporarily interrupt or suspend Building services and facilities, to temporarily close certain Common Areas for inspections, repairs, alterations, changes or improvements;

b. In the event of an emergency, to take such reasonable measures as Landlord deems necessary for the security of the Building and its occupants;

c. To change the name by which the Building is designated; and

d. To enter the Premises during reasonable business hours and upon reasonable prior written notice to show the Premises to prospective purchasers, lenders, or tenants; provided, however, that Landlord shall only have the right to show the Premises to prospective tenants during the last eighteen (18) months of the Lease.

Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be required to give Tenant notice of any janitorial services provided by Landlord under this Lease that are performed as part of the ordinarily schedule agreed to by the parties. The parties shall cooperate to schedule and implement safety drills for the Building.

SUBSTITUTION SPACE	24. Intentionally deleted.

ENVIRONMENTAL REQUIREMENTS

25. a. General. Except for such incidental cleaning agents and solutions or maintenance materials used in the ordinary course or materials and goods stored as part of Tenant’s business operations including in connection with any janitorial services (but such use and storage shall be in compliance with all Environmental Requirements), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or store or use any Hazardous Material in or about the Premises without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in compliance with all Environmental Requirements, and will obtain, comply with, and properly maintain all permits and licenses, or applications required by Environmental Requirements for its operations. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, or other similar enactments of any governmental authority of agency, and any applicable judicial, administrative or regulatory decrees, judgments, orders, or policies regulating or relating to any Hazardous Materials or pertaining to health, safety, industrial hygiene, or the environmental conditions on, under, or about the Premises or the environment, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Federal Hazardous Materials Transportation Act; and all state and local counterparts, supplements or additions thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes petroleum (as defined in CERCLA), asbestos and any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements.

b. Indemnity. Tenant shall indemnify, defend, and hold Landlord and its partners, officers, directors, agents and employees harmless from and against any and all losses (including, without limitation, all consequential damages and loss of rental income) claims, demands, actions, suits, damages (including, without limitation, punitive damages owed to third parties), fines, penalties, administrative and judicial proceedings, judgments, settlements, expenses (including, without limitation, reasonable consultant fees, attorneys’ fees, or expert fees) to the extent related to Tenant’s use or operations during the Term or to the extent caused by a breach of the Tenant’s obligations under Section 25.a. by Tenant, its agents, employees or representatives, regardless of whether Tenant had knowledge of such noncompliance; provided, that notwithstanding the foregoing, Tenant shall only be responsible to indemnify as provided above for consequential damages, loss of rental income, punitive damages or any other indirect damages if a final, non-appealable decision is rendered by a court of competent jurisdiction stating that Tenant, its agents, employees or representatives released Hazardous Materials in, on or about the Land in violation of the Environmental Requirements and then only to the extent of Tenant’s release. The indemnification and hold harmless obligations of Tenant shall survive any termination of this Lease, any renewal, and/or expansion or amendment of this Lease and/or the execution and delivery of any new lease with Tenant covering all or any portion of the Building.

c. Assessments. Landlord shall have access to, and a right to perform inspections and tests of, the Premises as it may require to determine Tenant’s compliance with Environmental Requirements and Tenant’s obligations under this Section 25. Access shall be granted to Landlord upon Landlord’s prior written notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. At the expiration or earlier termination of the Lease, Landlord shall have the right, at its option, to undertake an environmental assessment of the Premises to determine Tenant’s compliance with all Environmental Requirements. All such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests definitively reveal that Tenant released the Hazardous Material on or under the Premises or that Tenant has not complied with all Environmental Requirements, in which case Tenant shall immediately, upon demand, reimburse Landlord for the cost of such inspection and tests. Landlord and Tenant agree that Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

d. Landlord’s Obligations. Landlord shall be responsible, at its expense (and at no cost to Tenant), for the cost of clean up or any other remedial measures for any Hazardous Materials in, on or about the Building or the Land caused by Landlord or its agents, employees or representatives. Any environmental remediation costs that are not caused by Tenant in violation of Environmental Requirements shall not be included in any costs passed through to Tenant (other than any required air quality tests in the Building). Landlord shall defend, indemnify and hold harmless Tenant and its partners, officers, directors, agents and employees from and against any and all losses, claims, actions, damages, liabilities, penalties, and expenses (including all reasonable attorney’s, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) to the extent resulting from a proven violation by Landlord or its agents, employees or representatives of any Environmental Requirements impacting the Building or Land.

MISCELLANEOUS

26. a. Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any obligations hereunder occurring after the date of such assignment or transfer.

b. Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable from the interest of Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency. Landlord shall not be in default hereunder and Tenant shall not have any remedy or cause of action unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary but in no event longer than ninety (90) days after written notice from Tenant, so long as Landlord commenced the cure of the default in such thirty (30) day period and is diligently pursuing the cure of such default). Except as expressly provided herein, if Landlord is in default hereunder, Tenant’s exclusive remedy shall be an action for damages, and Tenant’s damages shall be limited to Tenant’s actual direct (excluding consequential, special, exemplary and punitive damages) damages therefor.

c. Force Majeure. Other than for Tenant’s monetary obligations under this Lease and obligations of either party which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorism, bio-terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

d. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease except Cushman & Wakefield (“Landlord’s Broker”) and Jones Lang LaSalle (collectively, the “Brokers”). Landlord will pay all commissions due to the Brokers pursuant to one or more separate written agreements. Landlord and Tenant shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party; provided, however that Tenant shall have no obligation to indemnify Landlord for any amounts due to the Brokers except to the extent Tenant executes a separate agreement with either Broker after the full execution of this Lease and such separate agreement expressly provides Tenant is responsible to pay a commission thereunder.

e. Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant, to Tenant’s actual knowledge confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request subject to exceptions and additional facts provided by Tenant. Within thirty (30) days after receipt of written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant (or its designee) a written statement certifying to the best of Landlord’s actual knowledge, (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Basic Rental currently payable by Tenant to Landlord; (iii) the Basic Costs currently payable by Tenant to Landlord; (iv) the date to which Basic Rental and Basic Costs have been paid in advance; (v) the amount of any security deposited with Landlord; and (vi) any other information reasonably requested without investigation or inquiry by Landlord. Any such statement may be relied upon by an investor, purchaser, assignee or lender.

f. Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (ii) hand delivered to the intended address, or (iii) sent by reputable overnight courier service (e.g., Federal Express or DHL). Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

g. Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

h. Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by any party unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of either party to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee (subject to and to the extent provided in Section 12), no third party shall be deemed a third party beneficiary hereof.

i. Quiet Enjoyment. Provided there is no Event of Default, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord.

j. Intentionally Deleted.

k. Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

l. No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

m. No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

n. Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

o. Entire Agreement. This Lease including the exhibits and Basic Lease Information constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

p. Relationship of Parties. This Lease shall create the relationship of landlord and tenant only as between Landlord and Tenant.

q. Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. Each party acknowledges and agrees that the other party may disclose the terms of this Lease without consent of the other party (i) if required by law or court order, (ii) in order to comply with the terms of this Lease, (iii) in connection with a transfer of all or any portion of its interest in the Lease by agreement or by operation of law, or (iv) to any Affiliate of a party or any creditor of any party. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. Subject to the following terms and conditions, Landlord agrees to maintain the non-monetary confidential nature of the Lease based on standards typically employed by a publically traded company. Further, Landlord and Tenant can disclose the contents of this Lease to all parties who need to know in connection with their respective businesses, including, without limitation, agents, brokers, managers, lenders, potential purchasers, auditors, attorneys and accountants.

r. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

s. Authority. If any party is a corporation, trust, or general or limited partnership, such party represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said party, that said party is duly authorized to enter into this Lease, and that this Lease is enforceable against said party in accordance with its terms. If Tenant is a corporation, trust or partnership, Tenant shall deliver to Landlord, at Landlord’s request, commercially reasonable evidence of such authority.

t. Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

u. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN THE COUNTY WHERE THE BUILDING IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

v. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

w. OFAC. As of the date of this Lease, Tenant and its Affiliates are not, and to Tenant’s knowledge, without investigation, its or its Affiliate’s partners, members, shareholders, equity owners, employees, officers, directors, representatives or agents are not, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. For purposes of this Section, the term “Affiliate” does not include items (iv) and (v) of the definition of Affiliate set forth in Section 10.f.

x. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises, Common Areas or the Building, and Landlord shall have no liability to Tenant, its agents, employees, contractors and invitees due to Landlord’s failure to provide such services. The foregoing assumption of risk shall not restrict Tenant’s ability to sue other third parties providing security services to the Complex. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Complex or any part thereof, in which event the cost thereof (pro-rated for Tenant’s share) shall be included within the definition of Basic Cost.

y. Tenant Access. Landlord represents and warrants to Tenant that Tenant shall have the ability to access to the Premises, at all times, subject to Landlord’s rights under Section 23.a. above.

z. Landlord’s Right to Perform Tenant’s Duties. Upon any Event of Default related to any obligation of Tenant under this Lease, Landlord shall have the right (but not the obligation), to perform such obligation on behalf and at the expense of Tenant without further notice to Tenant, and all reasonable sums expended or reasonable expenses incurred by Landlord in performing such obligation shall be deemed to be Rent under this Lease and shall be due and payable to Landlord within fifteen (15) days after a demand is made by Landlord and reasonable evidence of the costs and expenses are provided to Tenant.

aa. NOTICE OF INDEMNIFICATION. THIS LEASE CONTAINS INDEMNIFICATION PROVISIONS WHICH EACH SHALL EXPRESSLY SURVIVE THE EXPIRATION OR TERMINATION OF THIS LEASE.

bb. Financial Statements. Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders if Landlord requests such information in writing for any sale, transfer or financing related to the Building or Landlord, provided that prior to Tenant providing such information the purchaser, transferee or lender, as applicable, and Landlord shall execute a commercially reasonable confidentiality agreement with Tenant. Tenant represents to Landlord that as of the date of Lease execution, Tenant’s Net Worth (as defined in Section 10) is equal to or greater than $10,000,000.00.

cc. Abatement Personal. If and to the extent that this Lease provides for the abatement of any Rent or other charges due from Tenant under this Lease, including, without limitation, parking charges or storage space charges, any such abatement is personal to the original named Tenant under this Lease and its Affiliates and is not transferable to any assignee of Tenant’s rights under this Lease (other than an Affiliate). If Tenant’s rights are assigned, then, as of the effective date of such assignment, any such abatements that have not occurred shall terminate and be rendered of no force or effect and the Rent or other charges shall be payable going forward at the rate otherwise applicable for such period. In no event shall Tenant, an Affiliate or any assignee or transferee of Tenant be obligated to repay any amount for any abatement that has previously occurred.

dd. NO CONSEQUENTIAL DAMAGES. In no event shall Landlord or Tenant be liable to the other for any special, consequential, indirect, exemplary or punitive damages or for any lost profits or revenues; provided, however, Tenant shall remain liable for all such damages but only to the extent expressly provided in Sections 22 and 25.

ee. Generator. Tenant shall have the right to install an emergency generator, at its option, as more particularly provided in Exhibit I attached hereto.

ff. Counterparts. This Lease may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Lease may be executed by PDF electronically and each party has the right to rely upon said counterpart of this Lease signed by the other party to the same extent as if such party had received an original counterpart. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic signature of either party, whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED THIS LEASE TO TENANT IN THE MANNER SET FORTH IN THIS SECTION (BY PDF) OR AS PROVIDED IN SECTION 26.f.

Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

[SIGNATURES FOLLOW NEXT PAGE]

DATED as of the date first above written.

LANDLORD:				TENANT:

THE REALTY ASSOCIATES FUND X, L.P.,				PQ CORPORATION,
a Delaware limited partnership				a Pennsylvania corporation

By:	Realty Associates Fund X, LLC,
	a Delaware limited liability company,			By:	/s/ Joseph S. Koscinski
	its general partner			Name:	Joseph S. Koscinski
				Title:	Vice President and General Counsel
	By:	TA Realty LLC,
a Massachusetts limited liability company, its manager

		By:	/s/ Heather Hohenthal
		Name:	Heather Hohenthal
		Title:	Regional Director

EXHIBIT A

OUTLINE OF PREMISES

FIRST FLOOR

02-06-14

300
1

BrandywineRealtyTrust

VALLEYBROOKE 300
300 LINDENWOOD DRIVE - FIRST FLOOR
MALVERN, PA
BRANDYWINE REALTY TRUST

POLEK SCHWARTZ
ARCHITECTS

EXHIBIT A
(page 1 of 2)
Interior Reflects Premises Prior to Landlord's Work and Tenant Improvements

EXHIBIT A
(page 2 of 2)
Interior Reflects Premises Prior to
Landlord's Work and Tenant
Improvements

SECOND FLOOR

02-06-14

POLEK SCHWARTZ
ARCHITECTS
1150 West Swedesford Road Suite 140 Berwyn, PA 19312
(610) 889-0090 Fax (610) 889-0035

VALLEYBROOKE 300
300 LINDENWOOD DRIVE - SECOND FLOOR
MALVERN, PA
BRANDYWINE REALTY TRUST

BrandywineRealtyTrust

300
2

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith, the Land and the appurtenances thereto:

1. Sidewalks shall not be obstructed by Tenant or used by Tenant for purposes other than ingress and egress to and from the Premises.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid by Tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord; provided that Landlord consents to Tenant placing the company logo on the glass entrance doors so long as such logo is removable and approved in advance by Landlord; provided that Landlord approves the existing logo on the entrance doors. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Tenant has installed, with Landlord’s approval, Tenant’s own security access system with card readers, security cameras and alarm system which is monitored and maintained by Tenant, at Tenants cost and expense. Landlord shall have the right to retain keys to the locks on the entry doors to the Premises and all interior doors at the Premises.

5. Tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in movement of furniture or office equipment by Tenant or its agent, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such Tenant.

6. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property by Tenant while in the Building, shall be repaired at the expense of Tenant.

7. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about Tenant’s Premises. No portion of Tenant’s Premises shall at any time be used or occupied as sleeping or lodging quarters.

8. Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean. Except as expressly provided in the Lease, Tenant shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

9. Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

10. No machinery of any kind (other than normal office equipment, refrigerators, IT room/AC equipment and coffee and vending machines), including, without limitation, space heaters, supplemental units, humidifiers, air cleaners and the like, shall be operated by Tenant on the Premises. Tenant shall not use or keep in the Building any flammable or explosive fluid or substance.

11. Landlord will not be responsible for lost or stolen personal property, money or jewelry from Tenant’s Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

Exhibit B

12. The Building shall be available for use according to the rules of the United States Postal Service, if applicable.

13. Landlord may designate the Building a “no-smoking” building and restrict or prohibit smoking anywhere within or outside the Building, except in any area designated by Landlord for such purpose.

14. No guns or other firearms are permitted anywhere in or around the Building.

Exhibit B

EXHIBIT C

PARKING

Tenant shall be permitted to use up to one hundred thirty-eight (138) non-reserved vehicular parking spaces in the parking areas, easements, or other areas in close proximity to the Building, all on a first come, first serve basis (the “Parking Areas”) during the Term at no additional cost, subject to reconfiguration by Landlord upon prior notice to Tenant so long as such reconfiguration does not reduce the parking spaces available for Tenant and such parking remains in close proximity to the Building. Tenant’s use of such spaces remains subject to such rules and regulations as are from time to time applicable to patrons of the Parking Area (and provided to Tenant); provided, however, no spaces in the Parking Areas shall be reserved for any tenant or occupant. If Tenant sublets any portion of the Premises or assigns any of its interest in this Lease (other than to an Affiliate) then the parking spaces allocated to Tenant hereunder shall be reduced to the extent the ratio between the rentable square feet of the Premises and the parking spaces granted to Tenant hereunder exceeds the standard ratio of parking spaces per rentable square foot as established by Landlord from time to time, but in no event shall such ratio be less than 4 spaces for every 1,000 rentable square feet of the Premises.

Exhibit C

EXHIBIT D

PENNSYLVANIA RIDER

In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

IF AN EVENT OF DEFAULT OCCURS DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT EVENT OF DEFAULT OR EVENT OF DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

(INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGEMENT BY CONFESSION AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

Exhibit D

EXHIBIT E

INTENTIONALLY OMITTED

Exhibit E

EXHIBIT F

RENEWAL OPTION

Provided no Event of Default exists at the time of such election, Tenant may renew this Lease for two (2) additional periods of five (5) years each on the same terms provided in this Lease (except as set forth below), by delivering written notice (the “Renewal Notice”) of the exercise thereof to Landlord not later than twelve (12) months before the expiration of the then current Term. On or before the commencement date of such extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(1)	The Basic Rental payable for each month during such extended Term shall be the prevailing rental rate for buildings comparable to the Building, at the commencement of such extended Term, for space of equivalent quality, size, utility and location, with the length of the extended Lease Term and the credit standing of Tenant to be taken into account;

(2)	If the extension that is the subject of the amendment is for the second (2nd) five (5) year renewal period and Tenant has timely and properly exercised the first 5-year renewal period, Tenant shall have no further renewal options unless hereafter expressly granted by Landlord in writing; and

(3)	Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements and any portion of the Tenant Improvement Allowance that has not been used or credited as provided in Exhibit H-2 shall be forfeited at the end of the Initial Term.

Landlord shall deliver written notice (the “Landlord Notice”) to Tenant, within sixty (60) days after Landlord’s receipt of a timely Renewal Notice, which sets forth the Basic Rental determined by Landlord to be payable during the renewal period after consideration of the factors set forth under clause (1) above. Tenant shall have the right, within thirty (30) days following the date of the Landlord Notice, to deliver written notice to Landlord that Tenant elects to revoke its exercise of the renewal option (the “Revocation Notice”). If Tenant delivers a Revocation Notice, Tenant shall have no further rights under this Exhibit and this Lease shall terminate upon the expiration of the then-current Term. If Tenant timely delivers a Renewal Notice but fails to timely deliver a Revocation Notice, this Lease shall be extended for the applicable five (5) year renewal on the terms set forth above and at the Basic Rental specified in the Landlord Notice. For avoidance of all doubt, in the event that Tenant has multiple options to extend or renew this Lease, a later option cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.

Tenant’s rights under this Exhibit shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, except if Tenant transfers to an Affiliates as permitted under Section 10.f of the Lease, or (iii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

Exhibit F

EXHIBIT G

ONE-TIME TERMINATION OPTION

Tenant shall have the one-time option to terminate this Lease (the “Termination Option”) in its entirety effective as of April 30, 2023 (the “Early Termination Date”) by delivering to Landlord notice of Tenant’s intent to terminate this Lease (the “Termination Notice”) at least twelve (12) months prior to the Early Termination Date (the “Termination Notice Date”), together with fifty percent (50%) of the Termination Fee (defined below). If Tenant fails to deliver the Termination Notice simultaneously with fifty percent (50%) of the Termination Fee on or before the Termination Notice Date, this Termination Option shall be null and void. If there is any Event of Default by Tenant under this Lease on or before the date Tenant delivers the Termination Notice or on or before the Early Termination Date, the Termination Option shall be void, and the Lease shall remain in effect. If Tenant properly exercises its Termination Option, Tenant shall pay the remaining fifty percent (50%) of the Termination Fee sixty (60) days prior to the Early Termination Date and this Lease shall terminate as of the Early Termination Date. The “Termination Fee” shall be the total aggregate amount of the brokerage commission, the cost of Landlord’s Work, Tenant Improvement Allowance (less any TI Credit remaining as of the Early Termination Date), rent credits, rental abatements, reasonable attorney’s fees, and improvement costs paid for by Landlord, which would be unamortized as of the Early Termination Date, such amounts to be amortized over the Basic Rental paying portion of the Term (i.e., excluding the Abatement Period). This Termination Option shall not apply to any other space leased by Tenant in the complex. This right is personal to the undersigned Tenant (including any Affiliate that Tenant transfer this Lease to as provided in Section 10.f) and shall become null and void upon an assignment of this Lease or a sublease of the Premises except a transfer to an Affiliate as provided in Section 10.f.

Exhibit G

EXHIBIT H-1

WORK LETTER

1. Landlord’s Work. Landlord agrees to use reasonable efforts to complete the following work, using available colors and materials mutually agreed on by Landlord and Tenant, at Landlord’s expense, within one hundred eighty (180) days following full Lease execution, subject to force majeure events and Tenant Delays (the “Landlord’s Work”):

•	Renovation of the existing restrooms, with said finishes jointly determined by Landlord and Tenant.

•	Renovation / replacement of existing lobby and entryway flooring to wood like tile finish to be jointly determined between Landlord and Tenant,

•	Installation of a new HVAC Head-end control unit within the Building so Tenant has the ability to regulate the temperature.

•	Comfort balancing of existing HVAC system (after Tenant Improvements are completed).

•	Additional HVAC/ventilation to service the entry vestibule area, which shall be mutually agreed upon by Tenant and Landlord.

•	Compliance with the Americans with Disabilities Act and all other handicap regulations relating to the Landlord’s Work.

2. Tenant Improvement Allowance. In addition to the Landlord’s Work, Tenant shall be entitled to a Tenant Improvement Allowance (the “Tenant Improvement Allowance”) in a total amount equal to $25.00 per rentable square foot of the Premises, which shall be applied to tenant improvements made to the Premises and to furniture, fixtures and equipment (the “Tenant Improvements”). Tenant has elected to have Landlord complete the Tenant Improvements and the construction thereof and the payment of Tenant Improvement Allowance shall be in accordance with Exhibit H-2, attached hereto.

EXHIBIT H

EXHIBIT H- 2

COMPLETE BY LANDLORD

1. Tenant Improvements. All Tenant Improvements made to the Premises shall be performed by Landlord. The Tenant Improvements shall be paid for from the Tenant Improvement Allowance (as defined below), and provided Tenant approves (or is deemed to have approved) costs for Tenant Improvements in excess of the Tenant Improvement Allowance, such excess amounts shall be paid for by Tenant, at Tenant’s sole cost and expense. Compliance with the Americans with Disabilities Act and all other handicap regulations relating to the construction of the Tenant Improvements or the use or occupancy of the Premises (excluding Landlord’s Work) shall be paid for from the Tenant Improvement Allowance and any excess costs by Tenant.

2. Tenant Improvement Allowance.

2.1 Tenant Improvement Allowance. The Tenant Improvement Allowance shall be used for the costs incurred relating to the initial design and construction of the Tenant Improvements and all other items listed in the Cost Breakdown, including FF&E. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Cost Breakdown (as defined below) exceeds the Tenant Improvement Allowance and provided Tenant approves (or is deemed to have approved) the Cost Breakdown in excess of Tenant Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Tenant Improvement Allowance by cashier’s check, which payment shall be made within ten (10) days of Landlord’s notice to Tenant that Landlord is prepared to commence construction.

2.2 Cost Breakdown. Promptly following approval of the Final Construction Drawings (as defined below), Landlord shall provide Tenant with a breakdown of the estimated total cost of the Tenant Improvements (“Cost Breakdown”), including, without limitation: construction cost of the Tenant Improvements; architectural and engineering fees relating to the preparation and review of the Space Plan and the Construction Drawings (inclusive of all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; construction fees (including general contractor’s overhead and supervision fees and the construction supervisory fee, if not already included in the bid); and the cost of computer or telephone wiring or any cost of purchasing furniture, fixtures or equipment (collectively, “FF&E”). Within ten (10) days after receipt by Tenant of the Cost Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Construction Drawings or comments to the Cost Breakdown. Tenant’s failure to timely send Landlord notice within such ten (10) day period shall be deemed Tenant’s approval thereof for all purposes.

2.3 Cost Increases. In the event that the cost of the Tenant Improvements increases subsequent to Tenant’s approval of the Cost Breakdown due to the requirements of any governmental agency imposed with respect to the construction of the Tenant Improvements or due to any other unforeseeable circumstances, Landlord shall notify Tenant and Tenant shall have the right to approve such increases or work with Landlord to make changes to the plans to offset the increases. If Tenant approves the increases, Tenant shall pay to Landlord the amount of such increase within ten (10) days of Landlord’s written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Tenant Improvement Allowance. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to make or fund any Tenant Improvements in an amount exceeding the Tenant Improvement Allowance.

2.4 Change in Plans. In the event that Tenant requests a change in the Construction Drawings subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant as to any increases or decreases in the cost of the Tenant Improvements and as to any delay such change would cause in the construction of the Tenant Improvements. Tenant shall approve or disapprove such change within ten (10) days of written notice. In the event that Tenant approves such change, and the change results in an increase in the cost, Tenant shall accompany its approval with payment in the amount of the increase; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Tenant Improvement Allowance. Landlord shall have the right to decline Tenant’s request for a change in the approved Construction Drawings if the change would, in Landlord’s reasonable opinion, materially delay completion of the Tenant Improvements such that the Tenant Improvements would not be completed within the timeframes provided in Section 2.6 below.

Exhibit H

2.5 No Refund. If the actual cost of the Tenant Improvements does not exceed the Tenant Improvement Allowance, except as expressly provided herein, the unused portion of the Tenant Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease; except, however, at any time during the initial Term (but not any extension thereof), Tenant has the right to apply a portion of the Tenant Improvement Allowance not to exceed $5.00 per rentable square foot of the Premises as a credit (“TI Credit”) against Basic Rental or to future tenant improvements that Tenant desires to have made during the initial Term (but not any extension thereof). Any unapplied or unused portion of the TI Credit remaining as of April 30, 2025, shall be forfeited by Tenant.

2.6 Meetings. Landlord and Tenant shall meet weekly or at such other intervals as the parties mutually agree to throughout the planning, bidding and construction process for the Tenant Improvements to discuss costs, remaining Tenant Improvement Allowance, potential delays and other similar matters. Landlord and Tenant shall mutually agree on a construction timeline in order for the Tenant Improvements to be completed within one hundred eighty (180) days following full Lease execution, subject to Tenant Delays and force majeure events.

3. Space Plan and Construction Drawings.

3.1 Space Plan. Within ten (10) business days after the execution of the Lease, Tenant shall submit to Landlord for approval a detailed space plan (“Space Plan”) for the Premises which shall include, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. Tenant shall use D-2 Groups to prepare the Space Plan (the “Architect”). Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Space Plan. Within ten (10) business days after receipt by Landlord of the Space Plan, Landlord (i) shall give its written approval with respect thereto, or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within ten (10) business days following Tenant’s receipt of Landlord’s disapproval, Tenant shall submit to Landlord for approval the requested revisions or modifications. Within ten (10) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Tenant’s Space Plan.

3.2 Architect/Construction Drawings. Tenant has retained the Architect to prepare the Construction Drawings, and Landlord hereby approves Architect. Tenant shall retain engineering consultants (the “Engineers”) that are reasonably acceptable to Landlord to prepare all plans and engineering drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and specifications to be prepared by Architect and the Engineers hereunder shall reflect only the improvements described on the Final Space Plan and shall be known collectively as the “Construction Drawings.” Tenant and Architect shall verify, in the field, the dimensions of the Premises and the conditions at the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings are for its sole benefit and Landlord shall have no liability to Tenant or Tenant’s Agents arising out of or based on Landlord’s review. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant or Tenant’s Agents by Landlord or Landlord’s space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.

3.3 Preparation of Final Construction Drawings. Tenant shall promptly cause the Architect and the Engineers to complete the Construction Drawings which shall be comprised of a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which will allow Tenant to obtain all applicable permits (collectively, the “Final Construction Drawings”) and shall submit three (3) copies of the Final Construction Drawings to Landlord for Landlord’s approval, which shall not be unreasonably withheld,

Exhibit H

conditioned or delayed. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Construction Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Construction Drawings to reflect Landlord’s comments.

4. Contractor Selection. Landlord shall competitively bid the work for the Tenant Improvements to up to three (3) contractors of which one (1) will be selected by Landlord and up to two (2) will be selected by Tenant and Tenant shall have the right to select the contractor who will be awarded the project for the Tenant Improvements. Landlord and Tenant shall both review the bids and have full visibility into the bidding process. Landlord shall require the contractor to name Tenant as an additional insured and the parties shall work together to obtain an indemnification from contractor for the benefit of Tenant that is reasonably acceptable to Tenant and relates to Landlord’s Work and the Tenant Improvements.

5. Construction of Tenant Improvements. Within a reasonable period following approval of the Cost Breakdown by Tenant, and upon payment of any sum required under section 3.1 above, Landlord shall instruct its contractor to secure a building permit and commence construction.

6. Completion. Landlord hereby covenants and agrees to cause the Tenant Improvements to be completed as soon as reasonably possible following the Commencement Date but within the timeframe described in the last sentence of Section 2.6. Subject to the performance by Landlord of its obligations with respect to the funding of the Tenant Improvements Allowance, Tenant agrees to cause the Tenant Improvements in excess of the Tenant Improvement Allowance to be paid for, at Tenant’s sole cost and expense. Except with regard to the TI Credit (which must be utilized by Tenant during the initial Term), Landlord shall have no obligation to make any disbursements from the Tenant Improvement Allowance for Tenant Improvements that have not been performed prior to the eighteenth (18th) full calendar month after the Commencement Date, and any remainder shall be deemed to have been forfeited by Tenant and shall remain the property of Landlord. Tenant may use its TI Credit at any time during the initial Term of this Lease but not any extension thereof.

7. Miscellaneous.

7.1 Tenant’s Representative. Tenant has designated John Farrer and Kevin Doran as its sole representatives with respect to the matters set forth in this Work Letter, and, until further notice to Landlord, Tenant’s representatives shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.2 Landlord’s Representative. Landlord has designated Kara Flanagan and Grace Malinder as its sole representatives with respect to the matters set forth in this Work Letter, and until further notice to Tenant, Landlord’s representative shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.3 Time of the Essence. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

7.4 Performance of Tenant Improvements. Tenant understands and acknowledges that Landlord will be completing the Tenant Improvements to the Premises during Tenant’s occupancy and that Landlord’s construction of the Tenant Improvements will interfere with Tenant’s use and quiet enjoyment of the Premises and Tenant’s ability to use the Premises. Tenant agrees to cooperate with Landlord in order to facilitate Landlord’s construction of the Tenant Improvements. Further, Tenant agrees and acknowledges that there will be noise and dust and all other similar elements associated with construction. Accordingly, notwithstanding anything in this Lease to the contrary, Tenant hereby agrees with performance of the Tenant Improvements Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the inventory, products, supplies, merchandise, tenant improvements, fixtures, furniture, equipment, computers, files or other property of Tenant in the Premises caused by or resulting from such construction of the Tenant Improvements.

Exhibit H

7.5 Construction Supervision Fee. Landlord or its affiliate shall supervise the Tenant Improvements and act as a liaison between the contractor and Tenant and coordinate the relationship between the Tenant Improvements, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Landlord may pay a construction supervision fee from the Tenant Improvement Allowance equal to three percent (3%) of the total construction costs contracted for by Landlord (which shall exclude (i) Landlord’s Work, (ii) the cost of the IT room and supplemental HVAC equipment and any work that Tenant performs (or has performed) for movement, and installation its IT room and supplemental HVAC related thereto, (iii) furniture, fixtures, security system, equipment or cabling and wiring, (iv) architect and engineering fees, (v) permit and inspection costs, and (iv) other similar soft costs, regardless of whether the items in (i) through (vi) are paid for by Tenant, Landlord or as part of the Tenant Improvement Allowance).

7.6 Tenant Delays. As used herein, “Tenant Delay” shall mean any actual delay in the construction of the Tenant Improvements (as certified by the architect of record) caused by any one or more of the following:

(a) Tenant’s request for change orders that delay the normal progression of the construction; or

(b) Tenant’s request (after the Cost Breakdown is approved by Landlord and Tenant) for materials, finishes or installations that are not readily available if Tenant fails to make another selection within forty-eight (48) hours following Landlord’s request to Tenant; or

(c) Tenant’s failure to review, revise and approve plans and specifications or the Cost Breakdown within the periods set forth herein; or

(d) Tenant’s failure to provide information critical to the normal progression of the Tenant Improvements within forty-eight (48) hours from receipt of such request for such information from the Landlord which request by Landlord shall include a statement that such information is critical; or

(e) Tenant’s failure to timely make payments to Landlord for costs of the Tenant Improvements/or change orders in excess of the Tenant Improvement Allowance within the timeframes provided in this Exhibit H-2; or

(f) Any other act or delay for which Tenant is given advance notice that if Tenant fails to act, said failure would delay the normal progression of the construction.

Any notices, requests or other communications to Tenant regarding Tenant Delays or other matters set forth in this Exhibit H-2 shall be provided by Landlord’s Representative to Tenant’s Representatives at the following e-mail addresses:

John Farrer:

Kevin Doran:

Exhibit H

EXHIBIT I

EMERGENCY GENERATOR

A. Tenant shall have the right, subject to Landlord’s weight stress, load bearing and ventilation requirements and at Tenant’s sole cost and expense, to install and maintain an emergency generator in a location designated by Landlord, in Landlord’s sole discretion. If required by Landlord, Tenant shall maintain, at Tenant’s sole cost and expense, a fence around such emergency generator. Additionally, subject to Landlord’s prior written approval of plans and specifications relating thereto, Tenant shall have the right to install such wire, conduits, cables and other materials as necessary to connect such emergency generator to the Premises (the emergency generator and connecting material, being collectively referred to as the “Generator Installation”). Tenant shall be responsible for all costs and expenses arising from and relating to the Generator Installation. The Generator Installation shall be in compliance with all applicable federal, state and local laws and ordinances and Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, claim and liability arising from Tenant’s failure to satisfy such requirement and/or any other claim resulting from Tenant’s installation of the Generator Installation. Landlord agrees that Tenant and representatives designated by Tenant and approved by Landlord shall have access to the Generator Installation in order to install, operate, maintain, inspect and remove as required, the Generator Installation, except when reasonable safety and security requirements of Landlord preclude such access. Landlord reserves the right to lease space to other tenants within the development, as Landlord may desire, for any purpose, including the installation and operation of a separate emergency generators. Notwithstanding any contrary provision contained herein, Landlord shall have the right to relocate the Generator Installation to another location, as Landlord shall elect, the cost thereof to be split between Landlord and Tenant.

B. Tenant agrees to indemnify and hold Landlord harmless from and against any and all loss, cost, claim and liability (including reasonable attorneys’ fees) for injuries to all persons and for damage to or loss of all property arising or alleged to arise from the installation, maintenance, operation, existence and/or removal of the Generator Installation.

C. At Landlord’s written election, upon the expiration or earlier termination of the Term of this Lease, Tenant shall remove the Generator Installation and related improvements in a good and workmanlike manner and Tenant will repair any damage occasioned by such removal. If Landlord elects such removal and Tenant fails to remove the Generator Installation within ten (10) days following the date of Landlord’s notice, Landlord shall have the right, but not the obligation, to elect either (i) to remove the Generator Installation at Tenant’s cost and expense, and Landlord shall have no liability for the return of, or damage to, the Generator Installation, or (ii) to treat the Generator Installation as abandoned by Tenant, in which case the Generator Installment shall remain Landlord’s sole property without any payment to Tenant. If Landlord does not elect removal, the Generator Installation shall remain Landlord’s sole property without payment to Tenant.

Exhibit I